For Immediate Release:

FindEx Embarking on New Strategic Direction Following Recent Completion of Merger

Lake Park, FL - Findex.com, Inc. (OTCQB/OTCBB: FIND) announced that, on July 23, 2014, it completed a merger with EcoSmart Surface & Coating Technologies, Inc., formerly a majority-owned subsidiary of The Renewable Corporation.  Given FindEx management’s beliefs in the prospects for EcoSmart, the transaction is expected by FindEx to represent a major shift in the business direction of FindEx, both near-term and long-term.

EcoSmart is currently divided into two basic product areas.  One product area is currently centered around a line of specialty industrial glass-based “smart surface” coatings that have a wide range of uses across each of the industrial, commercial, and household market segments and that are centered around a U.S. patented technology that, either on its own or when coupled with any of an array of available proprietary formula additives, offers a unique combination of beneficial surface properties that allow for a broad array of multi-surface and end-product applications.  The other product area involves a proprietary surfacing process – for which a U.S. patent is currently pending – to treat and cover existing floors, walls, counter-tops and table-tops, that offers property owners and occupants of all types a cost-effective means of enjoying a virtually limitless array of very lightweight, aesthetically desirable and high-demand decorative options, coupled with a variety of meaningfully beneficial surface-layer properties, without the necessity for having to remove and dispose of the floors, walls, counter-tops and table-tops already in place, and which process affords a uniquely attractive solution to those property owners and occupants otherwise facing the very costly, time-consuming and administratively burdensome challenges of having to remove and dispose of existing legacy-laden, chemically contaminated and/or vinyl asbestos tile (so-called “VAT”).  Over time, management intends to develop EcoSmart in the strategic direction of becoming a leading research-oriented high-tech specialty “smart-surface” materials development and licensing company centered around a highly qualified research team and state-of-the-art research lab and applying a combination of organic and inorganic chemistries, materials science engineering, and nanotechnology.  EcoSmart currently has expertise and capabilities in each of these areas.

Under the terms of the merger, FindEx acquired all of the outstanding capital stock of EcoSmart in exchange for shares of FIND convertible preferred stock that, collectively, will automatically convert into 277,981,807 shares of FIND common stock once FindEx increases the authorized number of shares of its common stock to support the issuance, something it expects to do in the very near term.  In effect, the merger involved FindEx agreeing to issue new shares amounting to 70% of its outstanding common stock in exchange for the business of EcoSmart.

As part of the deal, Steven Malone, President and CEO of FindEx, formally agreed to stay on and run the company.  In commenting upon the transaction, he had this to say: “The completion of this merger marks the beginning of a major strategic shift for FindEx into an entirely new industrial area in which we see extraordinary potential for both top and bottom line growth.  EcoSmart presents what we percieve as a uniquely attractive economic opportunity in terms of its platform technology and its broad array of applications, the large, rapidly growing markets for those applications, the gross margin potential afforded by the business model variations that can be applied in marketing the technology, and the expertise of the technology team.”

About FindEx

Headquartered in Lake Park, FL, FindEx now comprises two distinct operating divisions.  One of these divisions is EcoSmart, discussed above.  The other, FormTool, which was acquired in February 2008, is focused upon the production, marketing and distribution of a line of consumer software products that offer quality, professionally designed forms for business, accounting, construction, sales, real estate, human resources and personal organization needs.